Filed Pursuant to Rule 433

Registration No. 333-190954

Final Term Sheet

June 4, 2014

VERIZON COMMUNICATIONS INC.

$1,300,000,000 Floating Rate Notes due 2017

$2,000,000,000 1.35% Notes due 2017

Issuer:	Verizon Communications Inc.

Title of Securities:	Floating Rate Notes due 2017 (the “Floating Rate Notes”) 1.35% Notes due 2017 (the “Fixed Rate Notes”)

Trade Date:	June 4, 2014

Settlement Date (T+5):	June 11, 2014

Maturity Date:	Floating Rate Notes:	June 9, 2017
	Fixed Rate Notes:	June 9, 2017

Aggregate Principal Amount Offered:	Floating Rate Notes:	$1,300,000,000
	Fixed Rate Notes:	$2,000,000,000

Price to Public (Issue Price):	Floating Rate Notes: 100.00% plus accrued interest, if any, from June 11, 2014
Fixed Rate Notes: 99.95% plus accrued interest, if any, from June 11, 2014

Gross Spread:	Floating Rate Notes:	0.25%
	Fixed Rate Notes:	0.25%

Price to Verizon:	Floating Rate Notes:	99.75%
	Fixed Rate Notes:	99.70%

Interest Rate:	Floating Rate Notes: Three-month LIBOR plus 0.40%, to be reset quarterly as described in the Prospectus Supplement
	Fixed Rate Notes:	1.35% per annum

Interest Payment Dates:	Floating Rate Notes: Quarterly on each March 9, June 9, September 9 and December 9, commencing September 9, 2014
Fixed Rate Notes: Semiannually on each June 9 and December 9, commencing December 9, 2014

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Floating Rate Notes: Not redeemable prior to maturity
Fixed Rate Notes: Make-whole call at the greater of 100% of the principal amount of the Fixed Rate Notes being redeemed or the discounted present value at Treasury Rate plus 10 basis points plus accrued and unpaid interest

Representatives:	Barclays Capital Inc.
J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Allocation:	Principal Amount of Floating Rate Notes	Principal Amount of Fixed Rate Notes
Barclays Capital Inc.	$286,000,000	$440,000,000

J.P. Morgan Securities LLC	286,000,000	440,000,000

Morgan Stanley & Co. LLC	286,000,000	440,000,000

Citigroup Global Markets Inc.	188,500,000	290,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	188,500,000	290,000,000

Blaylock Beal Van, LLC	16,250,000	25,000,000

CastleOak Securities, L.P.	16,250,000	25,000,000

Drexel Hamilton, LLC	16,250,000	25,000,000

Muriel Siebert & Co., Inc.	16,250,000	25,000,000

	$1,300,000,000	$2,000,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated June 4, 2014, Prospectus dated June 4, 2014.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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